Exhibit 99.1

FOR IMMEDIATE RELEASE	Approved by:	Olga L. Conley
Chief Financial Officer
(617) 376-4300
URL: http://www.jjill.com

	Investor Relations:	Chad Jacobs
Integrated Corporate Relations, Inc.
(203) 222-9013

THE J. JILL GROUP COMMENTS ON EXPECTED THIRD QUARTER RESULTS

Quincy, MA, October 1, 2004 — The J. Jill Group, Inc. (Nasdaq: JILL) today announced that, although it is just beginning the process of closing its books for the third quarter ended September 25, 2004, it currently expects to report net sales for the quarter of approximately $94.0 million compared to $82.3 million for the same period last year. Comparable store sales for stores opened at least one full fiscal year are expected to be between 3% and 5%.  The company also expects to incur a loss in the third quarter of $0.13 to $0.15 per share versus a loss of $0.15 per share a year ago.  The J. Jill Group plans to report actual third quarter results on or about November 3, 2004.

Gordon R. Cooke, President and Chief Executive Officer, commented, “The strong results we experienced during the spring season left us with unusually low levels of clearance inventory in our retail stores during the summer.  This lack of clearance inventory resulted in relatively strong gross margins in retail, but not at a level sufficient to make up for the top-line shortfall.  In addition, our increased infrastructure spending exacerbated the bottom-line impact of lower than expected revenue.  However, throughout the third quarter, customer response to our full-price fall season merchandise offerings in retail has been positive and now that we have moved out of the traditional summer promotional environment into the fall full-price environment our performance in retail has improved.  On the other hand, our direct business, which performed relatively well during the summer, is currently underperforming expectations.   For all these reasons, we are not currently in a position to comment on our earnings prospects for the remainder of the year.”

The J. Jill Group is a multi-channel specialty retailer of women’s apparel, including accessories and footwear.  The Company currently markets its products through retail stores, catalogs and its website jjill.com.  J. Jill is designed to appeal to active, affluent women age 35 and older.

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.   Various factors could cause the results of The J. Jill Group to be materially different from any future results expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, the following: significant changes in customer acceptance of J. Jill’s product offerings; the success or failure of J. Jill’s retail store initiative; the ability of J. Jill to effectively manage its operations and growth in a multi-channel environment; the success of J. Jill’s product development and merchandising initiatives; changes in consumer spending, fashion trends and consumer preferences; the customary risks of purchasing merchandise abroad, including longer lead times, higher initial purchase commitments and foreign currency fluctuations; timeliness of receipts of inventory from vendors; changes in competition in the apparel industry; changes in, or the failure to comply with, federal and state tax and other government regulations; the ability of J. Jill to attract and retain qualified personnel; possible future increases in expenses and labor and employee benefit costs; business abilities and judgment of management; the existence or absence of brand awareness;  the existence or absence of publicity, advertising and promotional efforts; the success or failure of operating initiatives; the mix of J. Jill’s sales between full price and liquidation merchandise; general political, economic and business conditions and other factors, including those detailed from time to time in J. Jill’s SEC reports, including its Annual Report on Form 10-K for the fiscal year ended December 27, 2003.   J. Jill disclaims any intent or obligation to update any forward-looking statements.